Exhibit 99.1

Dean Foods General Counsel to Depart

Dallas, TX – September 8, 2014 – Dean Foods Company (NYSE: DF) announced today that Rachel A. Gonzalez has resigned as Executive Vice President, General Counsel and Secretary of the Company to accept a similar position at a publicly traded company.

Ms. Gonzalez’s resignation will be effective September 12. Dean Foods is launching a search for a new general counsel and expects to consider candidates in the coming months.

Ms. Gonzalez joined Dean Foods in 2008 as Chief Counsel, Corporate & Securities and served as the Deputy General Counsel prior to her promotion in November 2012.

Gregg Tanner, Chief Executive Officer, stated, “I would like to thank Rachel for her dedication and contributions to the Company over the past six years, including the successful spin-off and separation of The WhiteWave Foods Company and the sale of our former Morningstar business. She has been a strong leader within the organization and a key advisor to me. We wish her all the best in her future endeavors.”

ABOUT DEAN FOODS

Dean Foods® is a leading food and beverage company in the United States and is the nation’s largest processor and direct-to-store distributor of fluid milk. Headquartered in Dallas, Texas, the Dean Foods portfolio includes TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Garelick Farms®, LAND O LAKES® milk and cultured products*, Lehigh Valley Dairy Farms®, Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 local and regional dairy brands and private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Nearly 18,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*	The LAND O LAKES brand is owned by Land O’Lakes, Inc. and is used by license.
**	PET is a trademark of The J.M. Smucker Company and is used by license.

CONTACT:	Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Chris Bellairs, +1-214-303-3713